As filed with the Securities and Exchange Commission on June 8, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	20-478747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 East 52nd Street

New York, NY 10055

Telephone: (212) 857-3100

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Adam B. Frankel, Esq.

Senior Managing Director and

General Counsel

Evercore Partners Inc.

55 East 52nd Street

New York, NY 10055

Telephone: (212) 857-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Ford Bonnie, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, par value $0.01 per share	1,391,466	$27.83	$38,724,498.78	$2,761.06

(1)	This Registration Statement registers 1,391,466 shares of Class A common stock of Evercore Partners Inc. issuable upon exchange of an equivalent number of partnership units of Evercore LP. This Registration Statement also relates to such additional shares of Class A common stock of Evercore Partners Inc. as may be issued with respect to such shares of Class A common stock by way of a stock dividend, stock split or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low per share prices of Class A common stock of Evercore Partners Inc. as reported on the New York Stock Exchange on June 7, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 8, 2010

Prospectus

1,391,466 Shares

EVERCORE PARTNERS INC.

Class A Common Stock

Evercore Partners Inc. may issue from time to time up to 1,391,466 shares of Class A common stock to holders of the 1,391,466 partnership units of Evercore LP that were issued to Ralph L. Schlosstein and Jane Hartley, as the trustee of the Ralph L. Schlosstein 1998 Long-Term Trust, on May 21, 2009, prior to Mr. Schlosstein’s election as a director and appointment as our president and Chief Executive Officer. We are a public company organized under the laws of Delaware and the sole general partner of Evercore LP, a Delaware limited partnership.

We are registering the issuance of our Class A common stock to permit holders of Evercore LP partnership units who exchange their partnership units to sell without restriction in the open market or otherwise any of our shares of Class A common stock that they receive upon exchange. However, the registration of our Class A common stock does not necessarily mean that any holders will exchange their Evercore LP partnership units, which exchanges are subject to the transfer restrictions set forth in the partnership agreement of Evercore LP. We will not receive any cash proceeds from the issuance of any of our shares of Class A common stock upon an exchange of Evercore LP partnership units, but we will acquire the Evercore LP partnership units exchanged for shares of our Class A common stock that we issue to an exchanging holder.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR.” The last reported sale price of the Class A common stock on June 7, 2010 was $26.86 per share.

Investing in our Class A common stock involves risks. See the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A common stock. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only our shares of Class A common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

In this prospectus, references to “Evercore”, the “Company”, “we”, “us” and “our” refer to Evercore Partners Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to (1) “Evercore Partners Inc.” refer solely to Evercore Partners Inc., and not to any of its consolidated subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of 1,391,466 shares of Class A common stock.

EVERCORE PARTNERS

Evercore is one of the leading independent investment banking advisory firms in the world based on the dollar volume of announced worldwide merger and acquisition transactions on which we have advised since 2000. When we use the term “independent investment banking advisory firm,” we mean an investment banking firm that directly or through its affiliates does not engage in commercial banking or proprietary trading activities. We provide advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings, financings and other strategic corporate transactions. Evercore also includes an investment management business through which we manage institutional assets for sophisticated institutional investors, provide wealth management services for high net-worth individuals, provide specialized investment management, independent fiduciary and trustee services to employee benefit plans of large corporations and manage private equity funds. We serve a diverse set of clients around the world from our offices in New York, San Francisco, Boston, Washington D.C., Los Angeles, Houston, London, Mexico City and Monterrey.

Evercore Partners Inc. was incorporated in Delaware on July 21, 2005. Our principal executive offices are located at 55 East 52nd Street, New York, NY 10055, and our telephone number is (212) 857-3100.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. We believe these factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any shares of our Class A common stock pursuant to this prospectus, but we will acquire the Evercore LP partnership units exchanged for the shares of our Class A common stock that we may issue to an exchanging holder.

EXCHANGE OF EVERCORE LP PARTNERSHIP UNITS

Subject to the transfer restrictions set forth in the partnership agreement of Evercore LP holders of partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange those partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Notwithstanding the foregoing, no holder of Evercore LP partnership units will be entitled to exchange such units for shares of Class A common stock if such exchange would be prohibited under applicable federal or state securities laws or regulations.

Subject to the more detailed requirements set forth in the certificate of incorporation of Evercore Partners Inc., in order to exercise its exchange rights, an Evercore LP partnership unit holder must provide written notice to Evercore Partners Inc. that such holder desires to exchange a stated number of partnership units into an equal number of shares of Class A common stock. This written notice must be accompanied by instruments of transfer to Evercore Partners Inc., in form satisfactory to Evercore Partners Inc. and its transfer agent, duly executed by the partnership unit holder or its duly authorized attorney and transfer tax stamps or funds therefor if such shares will be issued in a name other than that of the holder of the partnership units exchanged. Delivery of the written notice and instruments of transfer must be made during normal business hours to the principal executive offices of Evercore Partners Inc. or its transfer agent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences of the exchange of Evercore LP partnership units for shares of Evercore Partners Inc. Class A common stock and the tax consequences of the ownership and disposition of such shares as of the date hereof. Except where noted, this summary deals only with partnership units held as capital assets held by United States Holders.

As used herein, the term “United States Holder” means a holder of a partnership unit that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A Non-U.S. Holder is an owner (other than a partnership) that is not a United States Holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our partnership units as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a person that received its partnership units as compensation; or

•	a person whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below, possibly with retroactive effect.

If a partnership holds the partnership units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the partnership units, you should consult your tax advisors.

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the exchange of your partnership units for shares of Class A common stock, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of the Exchange

United States Holders

For United States federal income tax purposes, the exchange of partnership units for Class A common stock will be a taxable event. You will recognize gain or loss on such exchange to the extent that the fair market value of the shares of Class A common stock (plus cash, if any, and the relief of your share of any liabilities of Evercore LP) exceeds your adjusted basis in the partnership units immediately before the exchange. Any gain will be taxed as capital gain except to the extent that the amount received attributable to your share of “unrealized receivables” of Evercore LP exceeds your basis attributable to those assets, which will be taxed as ordinary income. Unrealized receivables include, to the extent not previously included in Evercore LP’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to property) if Evercore LP had sold its assets at or above their fair market value at the time of the exchange. Any loss resulting from such exchange will be taxed as capital loss. Capital gain of non-corporate tax payers individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Your basis in the partnership units received in exchange for a contribution of property had an initial tax basis equal to the basis in the property you contributed to Evercore LP. Such initial basis is generally increased by your share of Evercore LP’s taxable income and increases in your share of Evercore LP’s liabilities. Your initial basis generally is decreased, but not below zero, by your share of Evercore LP’s distributions, decreases in your share of Evercore LP’s liabilities, your share of Evercore LP’s losses and nondeductible expenditures.

Non-U.S. Holders

Because Evercore LP is engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its partnership units could be treated for U.S. federal income tax purposes as effectively connected with such trade of business and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the exchange as follows:

•

A non-corporate Non-U.S. Holder will be subject to tax on the net gain effectively connected with a U.S. trade of business from such sale under regular graduated United States federal income tax rates.

•

A Non-U.S. Holder that is a foreign corporation will be subject to tax on its net gain that is effectively connected with a U.S. trade or business in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Taxation of Ownership of Class A Common Stock

United States Holders

Dividends

The gross amount of distributions on the Class A common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Subject to certain limitations, dividends received by corporate United States Holders may be eligible for the dividends received deduction. In addition, subject to certain limitations, dividends received prior to January 1, 2011 by non-corporate United States Holders will be eligible for reduced rates of taxation.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of Class A common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Class A common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share of Class A common stock in an amount equal to the difference between the amount realized for the Class A common stock and your tax basis in such shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends

Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information reporting and backup withholding

United States Holders

In general, information reporting will apply to dividends in respect of our shares of Class A common stock and the proceeds from the sale, exchange or redemption of our partnership units and shares of Class A common stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our partnership units and Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. See “Incorporation by Reference” and “Where You Can Find More Information.”

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share and 100,000,000 shares of preferred stock, par value $.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Class B common stock

Each holder of Class B common Stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Evercore Partners Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock (assuming, in this latter case, the exchange of outstanding Evercore LP partnership units not held by Evercore Partners Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is BNY Mellon.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR.”

COMPARISON OF OWNERSHIP OF EVERCORE LP PARTNERSHIP UNITS AND CLASS A

COMMON STOCK

The information below highlights a number of the significant differences between the rights and privileges associated with ownership of the Evercore LP partnership units and Evercore Partners Inc. Class A common stock. This discussion is intended to assist holders of the partnership units in understanding how their investment will change if their partnership units are exchanged for shares of Class A common stock. The following information is summary in nature and is not intended to describe all the differences between the partnership units and the Class A common stock.

Evercore Partners Inc.	Evercore LP

Form of Organization, Purpose and Assets

Evercore Partners Inc. (the “Corporation”) is a Delaware corporation governed by the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation was founded for the purpose of conducting any business that may be lawfully conducted by a corporation. The Corporation’s sole material asset is an equity interest in Evercore LP. As the sole general partner of Evercore LP, the Corporation operates and controls all of the business and affairs of Evercore LP and, through Evercore LP and its operating subsidiaries, conducts our business.	Evercore LP is Delaware limited partnership governed by the Delaware Revised Uniform Limited Partnership Act (the “RULPA”). Evercore LP was formed for the object and purpose of, and the nature of the business to be conducted by Evercore LP is, engaging in any lawful act or activity for which limited partnerships may be formed under the RULPA.

Authorized Share Capital

The total number of shares of all classes of stock the Corporation is authorized to issue is 1,101,000,000 consisting of (i) 100,000,000 shares of preferred stock, par value $.01 per share, (ii) 1,000,000,000 shares of Class A common stock, par value $.01 per share, and (iii) 1,000,000 shares of Class B common stock, par value $.01 per share. The number of authorized shares of any class may be increased or decreased (but not below the number of shares of a particular class then outstanding) by an affirmative vote of the holders of a majority of the voting power entitled to vote thereon.

The general partner may issue additional partnership units or create new classes of units.

Partnership units will be subdivided or combined concurrently with, and in the same manner as, the Class A common stock.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each Class B stockholder is entitled, without regard to the number of shares of Class B Common Stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. However, Class A stockholders and Class B stockholders are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more series of outstanding preferred stock if the holders of such preferred stock are entitled to vote thereon.

The conduct, control or management of Evercore LP is vested exclusively in the Corporation, as general partner.

No limited partner, in its capacity as such, has the right to participate in or have any control over the business or management of Evercore LP, except that (i) no general partner may be admitted to Evercore LP as an additional or substitute general partner without the consent of limited partners holding at least 50% of the partnership units, (ii) there will be a continuance of Evercore LP in the event of the incapacity or removal of the general partner or the occurrence of a disabling event (as defined in the partnership agreement of Evercore LP) with

Evercore Partners Inc.	Evercore LP

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Under the Corporation’s by-laws, and the DGCL, a majority of the voting power of the common stock issued and outstanding and entitled to vote at a meeting constitutes a quorum of the stockholders at such meeting. When a quorum is present at any such meeting, the vote of the majority of the votes cast shall decide a matter brought before such meeting.

respect to the general partner upon consent of more than two-thirds of the limited partners, and (iii) the general partner may not, subject to certain specified exceptions, including in connection with the issuance of new classes of partnership units or other types of interests in Evercore LP, amend the partnership agreement of Evercore LP if such amendment would have a material adverse affect on the rights or preferences of any class of partnership units in relation to any other class of partnership units without the approval of those holding a majority of the partnership units of the affected class.

Dividend Rights

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

The general partner, in its discretion, may authorize distributions by Evercore LP to the general partner and limited partners. Such distributions will be made pro rata in accordance with the partners’ partnership units.

In addition, partners are entitled to tax distributions in accordance with their partnership units upon the determination that the taxable income of Evercore LP for a fiscal year will give rise to taxable income for such partners.

Liquidity

With the exception of Class A common stock held by our affiliates, the Class A common stock is freely transferable.

Class A common stock is not convertible or exchangeable into any other class of security issued by us or Evercore LP.

The Class A common stock is listed on the New York Stock Exchange.

Except as otherwise specified in Evercore LP’s partnership agreement and as described below, no limited partner may transfer any of its partnership units without the prior written consent of the general partner. The general partner may grant or withhold such consent at its sole discretion. Notwithstanding the preceding sentence, under certain circumstances a limited partner may be allowed to transfer certain rights of a portion of its partnership units to certain charities, and to certain trusts for estate planning purposes.

Furthermore, a limited partner may, after the expiration of certain periods of time or the occurrence of certain events set forth in Evercore LP’s partnership agreement, exchange all or a portion of its partnership units for Class A common stock on a one-for-one basis; provided that if the limited partner is not employed by Evercore, longer periods of restriction may apply.

With respect to the partnership units issued to Ralph L. Schlosstein and Jane Hartley, as the trustee of the Ralph L. Schlosstein 1998 Long-Term Trust (the “Trust”), on May 21, 2009, such units will not be exchangeable for a five year period beginning May 21, 2009 (other than in the event of earlier (i) termination of Mr. Schlosstein’s

Evercore Partners Inc.	Evercore LP

employment due to death, disability, termination without Cause or resignation for Good Reason (each as defined in the
employment agreement dated May 21, 2009 between Mr.
Schlosstein, the Corporation and Evercore LP ) or (ii) Change in
Control (as defined in the Corporation’s 2006 Stock Incentive
Plan)), and cannot be pledged as collateral to secure a loan or other financing or be hedged prior to the period when such
partnership units become exchangeable.

In the event Mr. Schlosstein resigns without Good Reason or is terminated for Cause, we will have the option, but not the
obligation, to reacquire all of the partnership units issued to Mr.
Schlosstein and the Trust at their then fair value by exercising a
“call right” within 90 days following Mr. Schlosstein’s
termination. If such termination occurs within the first 5 years, the determination of fair market value will include adjustments for lack of marketability in the manner taken into account for purposes of the initial accounting valuation. If such termination occurs after 5 years, the determination of fair market value will not include adjustment for lack of marketability.

Management

The Corporation’s board of directors manages its business and affairs. Accordingly, except for their vote in the election of directors and their vote in specified major transactions, the Class A common stockholders, as such, do not directly have any control over our business and affairs.	The Corporation, as general partner, manages the business and affairs of Evercore LP. No limited partner, in its capacity as such, has any right to participate in the conduct, control or management of Evercore LP except in the limited circumstances described above under “—Voting Rights.”

Fiduciary Duties of Directors/General Partner

Under Delaware law, the directors of the Corporation owe the Corporation and its stockholders fiduciary duties, including the duties of care and loyalty, and are required to act in good faith in discharging their duties.

Under the Corporation’s certificate of incorporation, to the extent permissible under Delaware law, no member of the board of directors is personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Pursuant to Evercore LP’s partnership agreement, the general partner and limited partners expressly agree, to the maximum extent permitted by law, that the general partner and any of its affiliates shall not owe any fiduciary duties to Evercore LP and its general and limited partners. Furthermore, to the extent any general or limited partners of Evercore LP owes any fiduciary duties to any other general or limited partner or Evercore LP, no such partner acting under Evercore LP’s partnership agreement will be liable to Evercore LP or to any other general or limited partner for its good faith reliance on the provisions of the partnership agreement of Evercore LP.

Evercore Partners Inc.	Evercore LP

Indemnification

To the fullest extent permitted by law, the Corporation will indemnify any current or former director or officer in any suit against all loss and liability suffered and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with such a suit.

Evercore LP will indemnify any person or entity who has been or will be made party to an action (whether brought on behalf of Evercore LP or otherwise) arising out of service to the Evercore LP against all loss and liability suffered and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred in connection with such an action. However, no person shall be indemnified if such person’s action constitutes fraud, bad faith or willful misconduct.

The Corporation, as general partner, is liable for all debts and obligations that cannot be satisfied out of Evercore LP’s assets.

Number of Directors; Election of Directors; Filling of Vacancies; Removal of Directors/General Partner

The number of directors shall be fixed from time to time by resolution adopted by affirmative vote of a majority of the board of directors of the Corporation.

The directors are elected by a vote of a plurality of those holders of Class A common stock and Class B common stock and others entitled to vote that are present (in person or by proxy) at a meeting in which such votes are cast. Additionally, if a series of preferred stock is entitled to vote separately to elect its own director(s), then the holders of such a series will have the right to such election. Any director elected to the board of directors by preferred stockholders will serve in addition to the number of directors required by a resolution of the board of directors.

Any vacancy on the board of directors shall be filled only by a vote of the majority of the board of directors then in office, although less than a quorum, or by a sole remaining director.

A director must vacate office when he or she resigns, or is not re-elected. Any director, or the entire board of directors, may be removed, with or without cause, by a vote of the majority of the stockholders entitled to vote for such director(s).

The appointment of an additional or substitute general partner requires the written approval of those partners (including the general partner) owning more than 50% of the partnership units (including those partnership units held by the general partner).

No general partner may withdraw or be removed from Evercore LP unless an additional general partner has previously been admitted.

Director/General Partner Nominations by Stockholders/Limited Partners

The Corporation’s by-laws require that Class A common stockholders must give advance notice of a director nomination prior to a meeting in which such a nomination will be voted on. Specifically, the nomination must generally be delivered to the Secretary of the Corporation at the Corporation’s executive offices between 90 and 120 days before the first anniversary of the preceding year’s annual meeting. Nominations must contain all that is required to be disclosed in a proxy solicitation by Regulation 14A under the Securities	As noted above, the appointment of an additional or substitute general partner requires the written approval of those partners (including the general partner) owning more than 50% of the partnership units (including those partnership units held by the general partner).

Evercore Partners Inc.	Evercore LP

Exchange Act, the nominee’s written consent to be named in the proxy and to serve as a director and certain other information required by the Corporation’s by-laws. Finally, a Class A common stockholder’s nomination may be disregarded if the Class A common stockholder (or its qualified representative) does not appear at the meeting in which the voting takes place.

Stockholder/Limited Partner Proposals

Class A common stockholders and other stockholders may make proposals to be voted on at a meeting in which such voting takes place. Notice of such proposals must be made in the same timely manner as is required for director nominations and must contain the information set forth in the Corporation’s by-laws. A stockholder’s proposal may be disregarded if the stockholder (or its qualified representative) is not present at the meeting in which the voting takes place.	No limited partner, in its capacity as such, has any right to participate in the conduct, control or management of Evercore LP except in the limited circumstances described above under “—Voting Rights.”

Special Meetings Called by Stockholders/Limited Partners

The Corporation’s certificate of incorporation does not permit Class A common stockholders to call special meetings of the stockholders.	Under the Evercore LP partnership agreement limited partners are not permitted to call special meetings of Evercore LP.

Action Through Writing

Any action required or permitted to be taken by holders of Class A common stock must be effected at a duly called annual or special meeting of holders and may not be effected by any consent in writing by such holders.	Any action required or permitted to be taken by the partners under Evercore LP’s partnership agreement shall be taken if all partners whose consent is required consent thereto in writing.

Amendments to Governing Instruments

Pursuant to the DGCL, the certificate of incorporation of the Corporation may only be amended by the board of directors with the approval of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of any class of stock affected by the amendment.

The affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the Corporation’s by-laws.

The general partner may, at its sole discretion, amend Evercore LP’s partnership agreement. However, subject to certain specified exceptions, including in connection with the issuance of new classes of partnership units or other types of interests in Evercore LP, no such amendment may have a material adverse affect on the rights or preferences of any class of partnership units in relation to any other class of partnership units without the written consent of those holding a majority of the partnership units of the affected class.

Asset Sales, Mergers and Consolidations

Pursuant to the DGCL, the board of directors may sell, lease or exchange all or substantially all the Corporation’s assets when authorized by a majority of the stockholders entitled to vote on a resolution granting such authorization.	The Corporation, as general partner, has the authority and sole discretion to determine if, when and on what terms any or all of Evercore LP’s assets are sold.

Evercore Partners Inc.	Evercore LP

The Corporation may merge or consolidate with another entity upon the board of directors recommending such action and subsequent approval of a majority of the stockholders entitled to vote on mergers and consolidations. In general, the information submitted to the stockholders by the board of directors must include (i) the terms and conditions of the merger or consolidation; (ii) the mode of carrying the transaction into effect; (iii) in the case of a merger, any changes that are to be made to the certificate of incorporation of the surviving company (or if no such changes, a statement that the certificate of incorporation of the surviving company shall be the applicable certificate of incorporation); (iv) in the case of a consolidation, that the certificate of incorporation of the resulting corporation shall be as is set forth in an attachment to the consolidation agreement; (v) the manner, if any, of converting the shares of the constituent corporations into an interest in the surviving or newly created entity; and (vi) such other details or provisions as are deemed desirable.

Rights on Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of preferred stock are entitled, the Class A common stockholders will be entitled to receive the remaining assets of the Corporation available for distribution. Such assets will be paid on a pro rata basis in proportion to the amount of outstanding shares owned by each Class A common stockholder.	Upon dissolution, the general partner, or its agent, shall take full account of the assets and liabilities of Evercore LP and liquidate the assets of Evercore LP. The proceeds will be applied first against Evercore LP’s debts and liabilities and expenses of liquidation, then to establishing a reserve fund to be used for payment of any unforeseen liabilities or obligations of Evercore LP. The balance, if any, will be distributed to the partners pro rata based on overall ownership of partnership units.

Access to Books and Records

Members of the general public have a right to inspect our public documents, available at the Securities and Exchange Commission’s offices and through its electronic filing system (EDGAR).

Under the DGCL, stockholders have the right to access a list of stockholders and others entitled to vote at a meeting. This list must be produced by us at least 10 days in advance of any meeting in which voting is to take place. The list must contain the names and addresses of all stockholders as well as the number of shares each holds. Stockholders may only access the list for purposes of conducting stockholder business.

Under the RULPA, limited partners are permitted access to certain financial and tax information and other records of Evercore LP.

Evercore Partners Inc.	Evercore LP

Dissolution

The Corporation has a perpetual term.	Evercore LP was formed on May 12, 2006 and will continue until dissolved upon the occurrence of specified events including: (i) subject to certain exceptions, at any time there are no limited partners of Evercore LP, (ii) the entry of a decree of judicial dissolution of Evercore LP under Section 17-802 of the RULPA, and (iii) subject to certain exceptions, upon removal or incapacity of the general partner or the occurrence of certain disabling events (as defined in the partnership agreement of Evercore LP) with respect to the general partner.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 1,391,466 shares of our Class A common stock to holders of up to an equal number of Evercore LP partnership units. The shares of Class A common stock registered under this prospectus will only be issued to the extent that holders of partnership units exchange such partnership units. We will not receive any cash proceeds from the issuance of any of our shares of Class A common stock upon an exchange of Evercore LP partnership units, but we will acquire the Evercore LP partnership units exchanged for shares of our Class A common stock that we issue to an exchanging holder. The expenses associated with the distribution of the Class A common stock registered under this prospectus will be borne by us.

LEGAL MATTERS

The validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of investment funds managed by Evercore. Richard I. Beattie, a partner of Simpson Thacher  & Bartlett LLP, is a member of our board of directors.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

1.	Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 22, 2010 (File No. 001–32975);

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 5, 2010 (File No. 001–32975);

3.	Current Report on Form 8-K, dated February 11, 2010, filed on February 16, 2010 (File No. 001–32975);

4.	Current Report on Form 8-K, dated February 19, 2010, filed on February 23, 2010 (File No. 001–32975);

5.	Current Report on Form 8-K, dated March 4, 2010, filed on March 5, 2010 (except Item 7.01 and the corresponding exhibits which were furnished to, but not filed with, the SEC) (File No. 001–32975);

6.	Proxy Statement on Schedule 14A, dated April 26, 2010, filed April 26, 2010 (File No. 001–32975);

7.	The description of shares of Class A common stock contained in the Registration Statement on Form 8-A, dated August 7, 2006 (File No. 001–32975), of Evercore Partners Inc., filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

8.	All documents filed by Evercore Partners Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Evercore Partners Inc., at 55 East 52nd Street, New York, New York 10055. You also may contact us at (212) 857-3100 or visit our website at http://www.evercore.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the information requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Our filings with the SEC are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on the Investor Relations section of our website (http://ir.evercore.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred or expected to payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee		$2,761.06
Printing Expenses Accounting Fees and Expenses	$ $	25,000 18,000
Legal Fees and Expenses		$35,000
Miscellaneous		$19,238.94
Total		$100,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

We currently maintain liability insurance for our directors and officers. Such insurance is available to our directors and officers in accordance with its terms.

Item 16.	Exhibits.

Following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein.

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant(1)

4.2	Amended and Restated By-laws of the Registrant(2)

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement)

(1)	Incorporated by Reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134087), as amended, originally filed with the SEC on May 12, 2006.
(2)	Incorporated by Reference to the Registrant’s Current Report on Form 8-K (Commission File No. 001-32975), filed with the SEC on February 6, 2009.

Item 17.	Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 8, 2010.

EVERCORE PARTNERS INC.

By:	/S/ ROBERT B. WALSH
Name:	Robert B. Walsh
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Ralph Schlosstein, Robert B. Walsh and Adam B. Frankel, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RALPH SCHLOSSTEIN	Chief Executive Officer (Principal	June 8, 2010
Ralph Schlosstein	Executive Officer) and Director

/S/ PEDRO ASPE	Co-Chairman	June 8, 2010
Pedro Aspe

/S/ RICHARD I. BEATTIE	Director	June 8, 2010
Richard I. Beattie

/S/ FRANCOIS DE ST. PHALLE	Director	June 8, 2010
Francois De St. Phalle

/S/ GAIL BLOCK HARRIS	Director	June 8, 2010
Gail Block Harris

/S/ CURT HESSLER	Director	June 8, 2010
Curt Hessler

/S/ ANTHONY N. PRITZKER	Director	June 8, 2010
Anthony N. Pritzker

/S/ ROBERT B. WALSH	Chief Financial Officer	June 8, 2010
Robert B. Walsh	(Principal Financial Officer)

/S/ PAUL PENSA	Controller	June 8, 2010
Paul Pensa	(Principal Accounting Officer)